Exhibit 99.1

Contact:	Wayne Wetherell
ImageWare Systems, Inc.
858-673-8600
wayne@iwsinc.com

For Immediate Release

IMAGEWARE SYSTEMS REPORTS 2003 FIRST QUARTER RESULTS

SAN DIEGO, Calif., May 16, 2003 — ImageWare Systems, Inc. (AMEX: IW, IW.WS) today reported financial results for the first quarter ended March 31, 2003.

For the quarter ended March 31, 2003 total revenues were $3.4 million, down from $3.7 million reported for 2002.  The decline in revenue is attributable to continued market weakness in the Company’s law enforcement segment.  Revenues in the Company’s ID and professional photography segments were even with the same quarter in the prior year.  The loss from operations totaled $1.4 million in the quarter, down from $1.5 million in 2002 despite lower revenues and gross profits.  The improvement in the loss from operations reflects a $356,000 reduction in operating expenses compared to the first quarter 2002. Net loss for the period increased to $1.7 million, or $.31 per share for the quarter, compared with a net loss of $1.5 million, or $.27 per share for the same period last year.

“Historically, the first quarter of ImageWare’s fiscal year have been sluggish,” commented Jim Miller, the Company’s chairman and CEO.  “Yet, we remain very optimistic about the markets we serve — particularly as the Homeland Defense dollars are just now starting to flow. We will continue to carefully monitor and, where appropriate, adjust our costs in light of current demand, but at the same time ensure that we remain in a position to deliver when the market turns.  We are also actively looking at ways to ease or eliminate the burden of interest expense from debt which had a $361,000 impact on the first quarter results.”

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About ImageWare Systems

ImageWare Systems, Inc. (AMEX:  IW) is the leader in software solutions for digital imaging, biometrics, law enforcement and secure credentials.  Through its ID product line, ImageWare applies its core technology to create secure identification systems for airports, universities, government agencies and private businesses.  ImageWare’s law enforcement product line empowers its customers to quickly capture, search, retrieve and share digital photographs and criminal history records on stand alone, networked or Web-based platforms.  ImageWare additionally leverages its imaging technology to create software and Web-based solutions for professional photographers.  ImageWare is headquartered in San Diego, with offices in Greenville, Canada, Germany and Singapore.  For more information, please visit www.iwsinc.com.

Forward-looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to references to the anticipated growth in markets the Company serves.  Forward-looking statements involve known or unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to:  the risk that the company’s target markets will not grow as expected; risks related to our ability to generate cash internally or to obtain adequate capital for operations from outside sources; risks related to our acquisition strategies and the integration of acquired companies; risks associated with our dependence on a small number of large sales to customers with political purchasing constraints; risks related to our lengthy sales cycle; our reliance on third party systems integrators and on third party technology licenses; fluctuations in our operating results; continued new product introductions and market acceptance of our new products; new product introductions by competitors; technological changes in the digital imaging industry; uncertainties regarding intellectual property rights. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission.

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ImageWare Systems
SELECTED COMPARATIVE FINANCIAL HIGHLIGHTS
In thousands, except per share amounts

	Three Months Ended
	March 31,
	2003	2002
Revenues
Product	$2,634	$2,996
Maintenance	798	672
Total Revenues	3,432	3,668

Cost of Revenue
Product	1,238	1,277
Maintenance	355	280

Gross Profit	1,839	2,111
	54%	58%

Operating, gen. & admin.	1,442	1,741
Sales and marketing	1,089	1,141
Research and development	494	516
Depreciation and amortization	235	218
Total Operating Expenses	3,260	3,616

Loss from operations	(1,421)	(1,505)

Interest (income) expense, net	361	4
Other (income) expense, net	(81)	(20)

Loss before extraordinary items	(1,701)	(1,489)

Net loss	$(1,701)	$(1,489)

Per share data - basic and diluted
Net loss	(0.31)	(0.27)

Basic and diluted common shares	5,483,973	5,481,311

CONSOLIDATED BALANCE SHEETS
In thousands

March 31,
2003
Assets:
Cash	$428
Restricted cash and cash equivalents	60
Accounts receivable, net	1,851
Inventories	1,902
Other current assets	440
Property and equipment, net	995
Other assets	998
Intangible assets, net	1,445
Goodwill	5,298
Total Assets	$13,417

Liabilities and Shareholders' Equity:
Current liabilities	$6,672
Notes payable	988
Pension obligation	426
Stockholders' equity	5,331
Total Liabilities and Shareholders' Equity	$13,417